Exhibit 10.13
GAS PROCESSING AGREEMENT
THIS GAS PROCESSING AGREEMENT (“Agreement”) is made and entered into July 14, 2010 (“Effective Date”), by and between AMERICAN MIDSTREAM (MISSISSIPPI), LLC, having an office at 1614 15TH Street, Suite 300, Denver, CO 80202 (“Processor”) and VENTURE OIL & GAS, INC., having an office at 222 Milbranch Road, Hattiesburg, MS 39402 (“Producer”) (also hereinafter each referred to as “Party” or collectively as “Parties”).
WITNESSETH:
WHEREAS, Producer desires to deliver to Processor all Gas from the Dedicated Properties described in Exhibit A, attached hereto and by reference made a part hereof, that Producer owns or controls and desires that Processor gather, compress, treat, process and condition the Gas; and
WHEREAS, Processor desires to gather, compress, treat and condition Producer’s Gas produced from the Dedicated Properties.
NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and expressed herein, Producer and Processor do hereby covenant and agree as follows:
ARTICLE I
DEFINITIONS
1.1	Acid Gas means the actual volume of H2S and C02 contained in Producer’s Gas.

1.2	AGA means the American Gas Association.

1.3	Applicable Laws means all valid and enforceable laws, statutes, ordinances, codes, rules, regulations, orders, judgments, decrees, requirements, or procedures enacted, adopted, promulgated, applied, or followed by any local, state, or federal government agency now or hereafter having any administrative, executive, judicial, legislative, regulatory, or taxing authority or jurisdiction of any nature,

1.4	Btu means one (1) British Thermal Unit and, where appropriate means the plural thereof. One (1) Btu is defined as the amount of heat required to raise the temperature of one (1) pound avoirdupois of pure water one degree Fahrenheit (1° F), from a starting point of fifty-eight and five-tenths degrees Fahrenheit (58.5° F), under a base pressure of 15.025 psia.

1.5	Btu/Gallon liquid Ratio Factor means the number of Btu contained in one (1) gallon of any component of the Liquefiable Hydrocarbons measured at sixty degrees Fahrenheit (60° F). The numerical values of such ratio for each component will be the numerical value shown in the Standard Table of Physical Constants of Paraffin Hydrocarbons and other components as published in the GPA publication 2145-77, as amended from time to time. The numerical values of each component are currently as follows:

Component	BTU/Gallon liquid
Ethane	65,998
Propane	91,065
ISO-Butane	99,022
N-Butane	102,989
ISO-Pentane	108,790
N-Pentane	110,102
Hexane Plus	116,598
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.6	Cubic Foot or Standard Cubic Foot means the quantity of Gas that would occupy one cubic foot of space when such Gas is at a base temperature of 60° F and a base pressure of 15.025 psia.

1.7	Curtail or Curtailment will refer to periods of time when Processor is accepting less volumes of Gas than Producer tenders for gathering at the Receipt Point for operational reasons or as a result of Force Majeure.

1.8	Day means a period of twenty-four (24) consecutive hours beginning at 9:00 a.m. Central Time.

1.9	Delivery Points means the points that interconnect with third party pipelines at the tailgate of the Processor Plant.

1.10	Effective Date means the date of this Agreement.

1.11	Fees shall include all actual costs, expenses, assessments or any other fees incurred by Processor in connection with marketing of a particular product and all taxes applicable thereto for any and all services provided by Processor on behalf of Producer hereunder, as well as any third party fees reasonably incurred by the affiliated third party in connection with transporting, fractionating and marketing of such product.

1.12	Force Majeure means periods of inability of either Party to perform as set forth in Article XXI of this Agreement.

1.13	Gas means the natural gas covered by this Agreement, including all processable substances contained in the natural gas in their natural state.

1.14	Gathering Fuel means the MMBtu of Gas used or consumed in the operation of the Gathering System and appurtenant compression and/or dehydration facilities, and lost and unaccounted for Gas that will be allocated to Producer’s Gas gathered hereunder.

1.15	Gathering System means an integrated set of facilities, including any facilities used directly or indirectly for compression and/or dehydration, used for gathering Producer’s Gas and other third party Gas from one or more receipt points to the Processor Plant.

1.16	Gross Heating Value means the total Btu content for a Standard Cubic Foot of Gas on a dry basis as determined by calculation from a compositional analysis using physical properties of gases at 15.025 psia and 60° F, as prescribed by the AGA.

1.17	Liquefiable Hydrocarbons means all hydrocarbons or any mixture thereof that Processor may condense from or absorb from or separate out of the Gas that is delivered to and processed at the Processor Plant.

1.18	Mcf means one thousand (1,000) Standard Cubic Feet of Gas.

1.19	MMBtu means one million (1,000,000) BTU and equates to one dekatherm.

1.20	Month means a calendar Month.

1.21	Persons means any natural persons, corporation, partnership, joint venture, association, cooperative, or other entity.

1.22	Psia means pipeline pressure expressed in pounds per square inch absolute.

1.23	Project means a new eight inch (8”) gathering pipeline and appurtenant equipment and facilities to be built from a location near the southern end of Producer’s Winchester Wells in Township 7 North, Range 6 West, Wayne County, Mississippi to a to-be-constructed interconnection with Processor’s Bazor Ridge Gathering System located in Township 8 North, Range 6 West in Wayne County, Mississippi.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.24	Processor Plant means Processor or its designee’s facilities utilized to compress, treat condition and/or process the Gas gathered hereunder.

1.25	PPI means the index reported by the United States Department of Labor covering intermediate materials, supplies, and components.

1.26	Receipt Points means each Well or wellhead (each a Receipt Point) at which Processor will receive Gas for gathering hereunder, as identified on Exhibit A, as Processor and Producer may agree from time to time to amend.

1.27	Residue Gas means the gas measured by Processor or its designee at the Delivery Point remaining after” accounting for (a) the actual shrinkage due to the extraction of Liquefiable Hydrocarbons; (b) fuel required for compression, operations, and incidental losses at the Processor Plant; and (c) Acid Gas removal.

1.28	Standard Base Conditions means a temperature of 60° F and a pressure of 15.025 psia.

1.29	Thermally Equivalent means an equal number of Btu.

1.30	Treat or Treating means the treating and conditioning of Gas at the Processor Plant, including the removal of Acid Gas.

1.31	Well means Producer’s working interest in the well or wells located on the Dedicated Properties and any interest now or hereafter owned or controlled by Producer in such wells or future wells during the term of this Agreement; provided the wells dedicated to this Agreement do not include properties dedicated to any agreement in effect between Producer and a third party as of June 1, 2007.

1.32	Year means a period of twelve (12) consecutive months.

1.33	Terms which are defined elsewhere in this Agreement:

Adjusted Gas Volume	Section 6.1
Capacity Rights	Section 5.3
Dedicated Properties	Section 2.1
Due Date	Section 11.1
EFM	Section 16.5
Event of Default	Section 22.1
Facilities	Section 6.1
Facility Fee	Section 8.3
Frac Fee	Section 8.5
GPM	Section 6.1
Gross Theoretical Btu Content	Section 6.3
Imaged Agreement	Section 23.6
Minimum Production	Section 8.6
Net Gallons of Liquefiable Hydrocarbons, by Component	Section 6.2
Net Gallons of Liquefiable Hydrocarbons, by Component Percentage	Section 6.2
Net Residue Gas Percentage	Section 6.3
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Net Theoretical Btu of Residue Gas	Section 6.3
Periodic Test	Section 15.5
Plant	Section 20.1
Primary Term	Section 3.1
Processing Tax	Section 12.1
Renewal Term	Section 3.1
Statement Date	Section 11.1
Taxes	Section 12.1
Temporary Release	Section 4.2
Treating Fee	Section 8.1
Uneconomic	Section 20.1
Winchester Gathering Line	Section 20.2
ARTICLE II
COMMITMENT
2.1	Subject to the provisions of this Agreement, Producer commits and dedicates to the performance of this Agreement and agrees to deliver to Processor at the Receipt Points all Gas produced during the term of this Agreement from the interest owned or controlled by Producer as of the Effective Date in the Wells or any future wells, units and leases included in the Dedicated Properties described on Exhibit A and shown on Exhibit A-1, that is not dedicated to any other agreement in effect between Producer and a third party as of June 1, 2007 (herein referred to as the “Dedicated Properties”).

2.2	Subject to the terms of this Agreement, Producer hereby assigns exclusively to Processor all rights and obligations to gather, treat, process, condition and purchase all of the Gas produced from the Dedicated Properties.

2.3	The Gas to be delivered to Processor will not be processed through any type of equipment for Liquefiable Hydrocarbons recovery by Producer or by any other party prior to delivery to Processor other than through a conventional mechanical oil-gas separator operating at ambient temperature and of the type generally acceptable in the gas industry.

2.4	Subject to Section 2.3, Producer hereby expressly reserves unto itself, and to its successor and assigns the following rights and privileges enumerated below:
(a)	the right to use Gas as Producer may, in its sole determination, need or require for fuel or drilling on its leases;

(b)	the right to drill new wells, to repair or rework old wells, to renew or extend wholly or in part any lease covered by this Agreement, and to abandon any well or surrender, release or terminate any lease not deemed by Producer to be capable of producing Gas in commercial quantities;

(c)	the right to utilize Gas produced for injection or recycling to increase recovery of condensate and prevent waste;

(d)	the right to retain oil and condensate separated from Producer’s Gas prior to the Receipt Points; and
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(e)	the right to pool or unitize all or any portion of the Well with other lands and leases in which event this Agreement will cover Producer’s interest in the pool or unit attributable to the Well.
2.5	Producer agrees to deliver Gas to Processor under the applicable rules, regulations, and orders of regulatory bodies having jurisdiction over the services contemplated by this Agreement.
ARTICLE III
TERM
3.1	Term. The term of this Agreement is five (5) years (“Primary Term”) from the first Day of the Month following the Effective Date and continuing thereafter for successive three (3) year renewal terms (each a “Renewal Term”) at either Party’s election. Either Party shall exercise its option to extend the term of this Agreement by giving at least thirty (30) days written notice to the other Party prior to the end of the Primary Term or any Renewal Term, as applicable; however, Producer will be released from the Agreement and the Agreement deemed terminated by Producer providing sixty (60) days prior written notice to Processor requesting termination of the Agreement if reserves attributable to the Dedicated Properties are not capable of producing in commercial quantities prior to the end of the Primary Term or Renewal Term, as applicable.
ARTICLE IV
QUANTITY
4.1	Uniform Rate of Flow. The Parties hereto recognize the desirability of maintaining a uniform rate of flow of Gas to the Gathering System, and Producer agrees to regulate its producing schedule so that Gas will be delivered to the Gathering System from the Wells at as uniform a rate of flow as is practicable.

4.2	Curtailment. If Gas from a Well is Curtailed by Processor, then Processor will take all Gas at the Curtailed Well on a prorated basis with all other Gas from other affected receipt points. In the event Processor has Curtailed Producer’s Gas for thirty (30) consecutive days, Producer will have the right to temporarily commit and sell to another party the Gas from those Wells that Processor has Curtailed (“Temporary Release”). To the extent that Processor has capacity to do so without impacting its obligation to take all other Gas from other affected receipt points on a prorated basis, during such Temporary Release Producer will have the right to use the Winchester Gathering System for delivery of Curtailed Gas to another party, subject to Producer paying actual expenses associated therewith. Such Temporary Release will expire if, and when, on the first Day of the Month after which Processor has provided notice to Producer that Processor has remedied the Curtailment of Producer’s Gas. Provided, however, that in the event that Processor has curtailed Gas from any Wells for a period exceeding ninety (90) consecutive Days, Producer shall have the unilateral right to terminate this Agreement upon prior written notice to Processor, after which termination Producer shall have no further liability or responsibility whatsoever under this Agreement.
ARTICLE V
FACILITIES
5.1	Production Facilities. At Producer’s sole risk, cost, and expense Producer shall own, operate, maintain, repair, and, if necessary, replace the pipeline and facilities necessary to deliver Producer’s Gas to Processor at the Receipt Point. Producer will be responsible for and will discharge and pay any and all assessments and Taxes applicable thereto.

5.2	Metering Facilities. Processor will install, own, operate, and maintain metering facilities to measure gas at the Receipt Points. The metering facilities and the Receipt Points applicable to Gas from each Well will be at or near the current Receipt Point.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.3	Producer’s Capacity Right. Upon completion of the Project and subject to Applicable Laws, Processor will make available up to 11,000 Mcf per day of capacity in the Project and gathering system, including without limitation, the Winchester Gathering Line (“Capacity Right”). Processor may, but shall not be obligated to, provide capacity in excess of 11,000 Mcf per Day to Producer. If and to the extent that, at any time and from time to time, Producer is not utilizing all of its Capacity Right in the Project, Processor shall have the right to utilize such unused Capacity Right to provide gathering service for third parties; provided that, upon seven (7) Days prior notice by Producer to Processor, Processor shall make such unused capacity, up to the Capacity Right, available to Producer.
ARTICLE VI
ALLOCATION OF PRODUCTS
6.1	Adjusted Gas Volume. Gas volumes measured at each Receipt Point utilizing compression or dehydration facilities (“Facilities”) will be reduced by such Receipt Point’s pro-rata share of the total Fuel consumed in operating said Facilities by multiplying the total volume of Gas measured at the discharge of such Facilities by a fraction, the numerator of which is the Gas volume measured at the particular Receipt Point and the denominator of which is the Gas volume measured at all points of receipt utilizing such Facilities. The product so determined will be deemed to be the “Adjusted Gas Volume” attributable to such Receipt Point.

6.2	Allocation of Liquefiable Hydrocarbons. The allocation of gallons of Liquefiable Hydrocarbons attributable to each Receipt Point, and of proceeds attributable thereto, will be determined as follows.
(f)	A particular Receipt Point’s Adjusted Gas Volume will be multiplied by its Liquefiable Hydrocarbons, by component, as reflected by the analysis conducted under Section 15.5, expressed in gallons per thousand cubic feet (“GPM”), in order to arrive at the total theoretical gallons of Liquefiable Hydrocarbons, by component, contained at such Receipt Point.

(g)	The total gallons actually saved and sold of Liquefiable Hydrocarbons, by component, attributable to all Gas gathered in the Gathering System and delivered to the Processor Plant will be multiplied by a fraction, the numerator of which is the theoretical gallons of Liquefiable Hydrocarbons, by component, attributable to a particular Receipt Point and the denominator of which is the total theoretical gallons of Liquefiable Hydrocarbons, by component, attributable to all points of receipt on the Gathering System. The resultant gallons represented by said product will be deemed attributable to the Adjusted Gas Volume measured at a particular Receipt Point (“Net Gallons of Liquefiable Hydrocarbons, by Component”). The Net Gallons of Liquefiable Hydrocarbons, by Component attributable to a particular Receipt Point will then be multiplied by the applicable percentage based on the tiered schedule below to determine the “Net Gallons of Liquefiable Hydrocarbons, by Component Percentage”:

Average MMBtu/Day	Percentage
<500	[*]
501 to 1,000	[*]
1,001 to 1,500	[*]
1,501 to 2,000	[*]
2,001 to 2,500	[*]
>2,500	[*]
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.3	Allocation of Residue Gas. The allocation of Residue Gas attributable to each Receipt Point and of proceeds attributable thereto will be determined as follows:

6.4	(a) Net Theoretical Btu of Residue Gas. A particular Receipt Point’s Adjusted Gas Volume will be multiplied by its Btu content to arrive at the “Gross Theoretical Btu Content” attributable to such Receipt Point. The Gross Theoretical Btu Content attributable to such Receipt Point will then be reduced by deducting therefrom the total Btu contained in the Liquefiable Hydrocarbons allocated to such Receipt Point pursuant to Section 6.2 above. The number of Btu to be so deducted from the Adjusted Gas Volume for such Receipt Point will be determined by converting the gallons of Liquefiable Hydrocarbons so allocated to such Receipt Point to their respective equivalents in Btu by multiplying the individual component gallons allocated to such Receipt Point by the Btu/Gallon Liquid Ratio Factor as set forth in Section 1.5 hereof. The resultant difference in Btu will be considered the “Net Theoretical Btu of Residue Gas” attributable to such Receipt Point.

6.5	(b) Net Residue Gas. The total Btu of Residue Gas actually saved and sold attributable to all the Gas gathered in the Gathering System and delivered to the Processor Plant (actual Btu) will be multiplied by a fraction, the numerator of which is the Net Theoretical Btu of Residue Gas attributable to a particular Receipt Point derived from calculations pursuant to paragraph 6.3(a) immediately above, and the denominator of which is the total Net Theoretical Btu of Residue Gas attributable to all points of receipt for which such calculations were made. The resultant Btu shall be the Net Residue Gas. The Net Residue Gas shall be multiplied by the applicable percentage below to determine the “Net Residue Gas Percentage”:

Average MMBtu/Day	Percentage
<500	[*]
501 to 1,000	[*]
1,001 to 1,500	[*]
1,501 to 2,000	[*]
2,001 to 2,500	[*]
>2,500	[*]
ARTICLE VII
PRICE
7.1	Sale of Gas and Hydrocarbons. As full and complete consideration for the Gas and all its components delivered to Processor by Producer each Month, the Net Residue Gas Percentage and Net Gallons of Liquefiable Hydrocarbons, by Component Percentage will be sold at such time and place and pursuant to such terms and conditions as Processor elects, acting in good faith as a prudent operator. The price Producer receives for such proceeds will be the same price Processor has sold the same for, and if there is a material change in the price associated with this Section 7.1 that is in effect on the Effective Date, Processor will notify Producer of such change. Processor will market Producer’s Gas based on applicable published indices reflecting a given Month’s price and will not lock Producer’s Gas into a fixed price for longer than one (1) Month unless Producer agrees with Processor in writing.

7.2	Net Residue Gas Percentage Price. The price per MMBtu Processor will pay to Producer for the Net Residue Gas Percentage as determined under Section 6.3 will be the price received for the Net Residue Gas Percentage less any Fees.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.3	Net Gallons of Liquefiable Hydrocarbons, by Component Percentage Price. The price for the Net Gallons of Liquefiable Hydrocarbons, by Component Percentage to be paid by Processor to Producer attributable to Producer’s Gas will be the gallons attributable to each Receipt Point as calculated under Section 6.2 times the price received for the Liquefiable Hydrocarbons, by component, saved and sold hereunder, less any Fees.
ARTICLE VIII
FEES
8.1	Treating Fee. The Treating Fee will be an amount per Mcf of Gas delivered hereunder at each Receipt Point equal to the result of the following formula:
[*](A-B) = the Treating Fee, where
A = The molecular percentage of Acid Gas contained in Producer’s Gas delivered hereunder (rounded to the nearest percent, “0.5” will be rounded up.)

B = Three (3) molecular percent; however, if Producer’s Gas delivered hereunder contains less than three (3) molecular percent of Acid Gas (after being rounded as described above), then Producer will not be charged a Treating Fee.

An example of the calculation of the above Treating Fee, for illustration purposes only, follows:

Assume the molecular percent of Acid Gas contained in Producer’s Gas is 8.4%. The Treating Fee applicable to such Gas is calculated by deducting 3% from the percent of Acid Gas in Producer’s Gas, with 0.5% or greater being rounded up, and less than 0.5% being rounded down. Therefore, the Treating Fee applicable to Producer’s Gas would be [*] * (8 - 3) = $[*]/Mcf.

8.2	The Treating Fee as described above will be adjusted annually beginning on January 1, 2012, pursuant to changes reflected in the PPI as it existed on January 1, 2010 as the basis for such adjustment; provided, however, any price and/or Fee provided for herein that is to be adjusted pursuant to adjustments reflected by the PPI will not decrease below the immediately preceding stated price then in effect. In the event that the PPI is discontinued or modified, another index most similar to the PPI will thereafter be used in lieu thereof.

8.3	Facility Fee. In consideration of Processor constructing the Project and beginning on the Day that Processor notifies Producer that Processor is able to gather Producer’s Gas through the Project, Processor will charge Producer an additional [*] per Mcf of Gas delivered hereunder at each Receipt Point (“Facility Fee”) until, as more fully described in Exhibit C hereto, the total amount of the Facility Fee payments made by Producer equal fifty percent (50%) of the total cost of the Project.

8.4	Compression. Where any field compression facility through which Gas attributable to Producer’s flow is being powered by electrical power or other fuel (not including Producer’s Gas delivered to Processor at the Receipt Point), Processor will charge Producer with Producer’s share of the power or fuel costs necessary to operate such compression facility. Such cost will be allocated to the Gas of a particular Receipt Point flowing through such compression facility by multiplying the total power or fuel cost of such field compression facility for a Month by a fraction, the numerator of which is the Adjusted Gas Volume measured at a particular Receipt Point and the denominator of which is the total Adjusted Gas Volumes attributable to the Gas of all points of receipt flowing through such compression facility during such Month. The product thereby determined will be deemed to be the share of the costs attributable to the Gas of a particular Receipt Point and will be deducted from the proceeds due Producer hereunder.

8.5	Fractionation Fee. In the event Processor elects to install its own fractionator and charge Producer a fee (“Frac Fee”), such Frac Fee will not exceed the then existing Fee incurred by Processor from
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

a third party. If there is a material change in the Fee that is in effect on the Effective Date, Processor will notify Producer of such change.

8.6	Maintenance of Facilities. Processor agrees to maintain its facilities for any Receipt Point for so long as the actual deliveries of Gas measured from such Receipt Point are at least one hundred MMBtu per day (100 MMBtud) (“Minimum Production”) averaged over any Month. If the actual deliveries measured for such Receipt Point should total less than the Minimum Production in any Month, if requested by Producer, Processor may, in its sole discretion, maintain its facilities and Producer will pay Processor, as an additional fee, three hundred dollars ($300.00) for each Month to maintain such Receipt Point.
ARTICLE IX
PAYMENTS AND NOTICES
9.1	Addresses and Notices. Either Party may give notices to the other Party by first class mail postage prepaid, by overnight delivery service, or by facsimile with receipt confirmed at the addresses stated on Exhibit B or other addresses furnished by a Party by written notice.

9.2	Facsimile. Facsimile copies of all notices and correspondence hereunder, including signatures thereon, will constitute original copies thereof and will be as binding on the Parties hereto as the original. The sending Party will, within five (5) working days of the date of any facsimile transmission, send to the receiving Party an original of any notice or correspondence transmitted by facsimile.
ARTICLE X
QUALITY
10.1	Gas delivered hereunder at the Receipt Points will meet the following quality specifications:
(h)	be commercially free of grease, dust, gum, gum-forming constituents, and other foreign substances, and other solid and/or liquid matter that can be removed with dehydrators and ordinary field separators;

(i)	contain not more than two percent (2%) by volume of carbon dioxide;

(j)	contain not more than three percent (3%) by volume of nitrogen;

(k)	contain not more than ten parts per million (10 ppm) by volume of oxygen;

(l)	contain not more than five percent (5%) by volume total non-hydrocarbon gases;

(m)	contain a gross heating value of not less than one thousand (1,000) Btu per cubic foot of Gas on a saturated basis;

(n)	have a temperature of not more than one hundred twenty degrees Fahrenheit (120° F); and

(o)	contain not more than seven (7) pounds of water vapor per one thousand (1,000) Mcf.
10.2	In the event the Gas delivered hereunder should fail to meet any of the quality specifications stated in Section 10.1, Processor may, in addition to any other remedy available at law or in equity, have the right to refuse to accept such Gas for so long as Producer is unable to deliver Gas conforming to such quality specifications.
ARTICLE XI
STATEMENTS AND PAYMENT
11.1	Statements and Payments. On or before the twenty-fifth (25th) day (“Statement Day”) of each Month, Processor will provide to Producer a statement showing the amount due Producer in accordance with the terms hereof. Processor will make payment to Producer within fifteen (15)
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

days from the Statement Day (“Due Date”) by check or wire transfer to the address stated in Exhibit B of this Agreement.

11.2	Failure to Pay Amounts Due. If Processor fails to remit the full amount payable by Processor when due, interest on the unpaid portion will accrue from the Due Date until paid at a rate equal to the lower of (i) the then-effective Prime Rate of interest published under “Money Rates” by The Wall Street Journal plus two percent (2%) from the Due Date until the date of payment; or (ii) the maximum applicable lawful interest rate. If any undisputed amount remains unpaid for sixty (60) or more days after the Due Date, Producer will have the right, in addition to all of its other remedies at law or in equity, to suspend or discontinue Gas deliveries to Processor hereunder until such amount is paid in full with interest. Producer may notify Processor, in writing, after such sixty (60) day period, and Processor will have ninety (90) days from the date of notice to remedy such nonpayment. If any undisputed amount remains unpaid for ninety (90) or more days after Producer notifies Processor in writing of such nonpayment, Producer, in addition to all its other remedies at law or in equity, shall have the right to terminate this Agreement upon written notice to Processor.

11.3	Examination of Records. Each Party shall have the right, at its own expense, upon reasonable notice and at reasonable times, to examine the books and records of the other Party only to the extent reasonably necessary to verify the accuracy of any statement, charge, payment, or computation made under this Agreement. This examination right shall not be available with respect to proprietary information not directly relevant to transactions under this Agreement. Regardless of any mistake by the Parties or any subsequent change in Applicable Law, any claim by either Party of error as to any statement will be waived unless written notice of the claim is given to the other Party within two (2) years and one (1) day following the Statement Day for that statement. All retroactive adjustments will be paid in full by the Party owing payment within thirty (30) days of notice and substantiation of such inaccuracy.

11.4	Financial Responsibility. If reasonable grounds for insecurity arise as to the creditworthiness or financial responsibility of either Party at any time during which this Agreement is in effect, the other Party may require reasonable security before service is provided or Gas sales are made. In the event either Party (i) makes an assignment or any general arrangement for the benefit of creditors; (ii) materially default in the payment (other than amounts in good faith dispute) or performance of any obligation to the other Party under this Agreement; (iii) files a petition or otherwise commences, authorizes, or acquiesces in the commencement of a proceeding or cause under any bankruptcy or similar law for the protection of creditors or have such petition filed or proceeding commenced against it; (iv) fails to give adequate security for or assurance of its ability to perform its further obligations this Agreement within forty-eight (48) business hours of a reasonable request by the other Party, then the other Party shall have the right to suspend or withhold services or sales of Gas upon twenty-four (24) hours notice, in addition to all other remedies available hereunder or pursuant to law.

11.5	Monthly Reports. Processor will furnish to Producer monthly reports substantially in the form and providing the information as set forth in Exhibit D.
ARTICLE XII
TAXES
12.1	Producer will bear and pay all severance, production and other taxes, fees, levies, penalties, licenses or charges imposed by any government authority (“Taxes”) on or with respect to the Gas and the handling thereof prior to delivery to Processor at the Receipt Points. It is understood and agreed that any tax in the nature of a processing tax, or any tax (collectively defined as “Processing Tax”) on Producer’s Gas and Liquefiable Hydrocarbons resulting from the gathering, sale or processing of Producer’s Gas or the sale of Liquefiable Hydrocarbons extracted therefrom, and any
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Processing Tax now or hereafter levied, assessed or collected on Liquefiable Hydrocarbons extracted, saved and sold from the Gas, will be borne by Producer. If a Party is required to remit or pay Taxes or Processing Tax that are the other Party’s responsibility hereunder, the Party responsible for such Taxes or Processing Tax will promptly reimburse the other Party for such Taxes or Processing Tax. A Party entitled to an exemption from any such Taxes, Processing Tax or charges will furnish necessary documentation thereof to the other Party, and indemnify, release and hold such other Party harmless from such Tax or Processing Tax.

12.2	Greenhouse Gasses. With regard to Producer’s Gas, in the event that Processor incurs any costs or expenses including the assessment of any Taxes as the result of any Applicable Law to pay for, trade for, or otherwise minimize or mitigate greenhouse gasses (including, but not limited to CO2 and methane, but excluding H2S) attributable to or as a result of any activity of or by Processor hereunder, including, but not limited to the sale or other disposition of the Producer’s Gas, Producer shall reimburse Processor for the cost thereof.
ARTICLE XIII
EASEMENT/RIGHTS-OF-WAY
13.1	Rights-of-Way. To the maximum extent that it may lawfully do so, Producer hereby assigns and grants or subsequently assigns and grants to Processor an easement and right-of-way upon all lands covered by the Wells and the leases upon which the Wells are located, for the purpose of installing, using, maintaining, servicing, inspecting, repairing, operating, replacing, disconnecting and removing Processor’s Pipeline, meters and other equipment used or useful in the performance of this Agreement. Any property of Processor placed in or upon the leases on which the Wells are located will remain the personal property of Processor and may be disconnected and removed by Processor. Producer will, at its expense, maintain and provide all such easements, rights-of-way, lease roads and other access facilities upon the leases as may reasonably be deemed necessary by Processor for its performance of this Agreement. Processor will fully protect, indemnify, defend and hold harmless Producer from any and all claims, losses, damages, suits, causes of action liabilities, including, without limitation, liability for environmental damage to the leases, and related court costs and attorney’s fees arising out of or incident to Processor’s operations on and use of the easement and right-of-way hereunder granted. Unless Producer otherwise requests in writing, Processor will remove Processor’s Pipeline, meters and other equipment used or useful in the performance of this Agreement from the leases on which the Wells are located within one (1) year following termination of this Agreement, and Processor will restore said leases to as close to or as near to its original condition as reasonably practicable at Processor’s sole cost.
ARTICLE XIV
INDEMNITY
14.1	Title: Possession and Responsibility. Title, possession, control, and risk of loss of all Gas and all constituent components contained therein delivered by Producer to Processor will remain with Producer prior to the Receipt Points. After receipt by Processor at the Receipt Points, possession, control, and risk of loss of all Gas and all constituent components contained therein will pass to Processor at the Receipt Point. The Party having possession and control of the Gas at any time, regardless of title, will be responsible for any related damage or injury caused by the Gas while in its possession and control, except for any damage or injury caused by the other Party’s negligence or intentional wrongdoing. Each Party hereto will fully protect, indemnify, defend, and hold harmless the other Party from any and all claims, losses, damages, demands, suits, causes of action and liabilities, including environmental liability, (including, without limitation, court costs and attorneys’ fees) arising while the Gas is in its possession and control, except to the extent such claims, losses, damages, demands, suits, causes of action and liabilities arise or are caused by the other Party’s negligence or fault, whether imposed by statute, rule or regulation.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE XV
MEASUREMENT AND TESTING
15.1	Heating Value. For all purposes under this Agreement (including without limitation pricing and payment) the heating value of and the number of Btu contained in the Gas delivered hereunder will be measured in terms of, the gross number of Btu’s that would be contained in the volume of such Gas (measured in accordance with this Article) when saturated with water vapor and at Standard Base Conditions. The Btu contained in hydrogen sulfide or other non-hydrocarbon components will be excluded in any calculation of the number of Btu’s contained in Gas under this Agreement.

15.2	Standard Unit of Volume. For all purposes under this Agreement, volume will be measured in terms of, cubic feet of Gas at Standard Base Conditions. The temperature recorded during each day, the factor as determined in the latest test for specific gravity, and the correction for deviations from Boyle’s Law as determined in the latest test will be used to make proper computations of volume under this Agreement.

Measuring and Testing Equipment and Procedures. Processor will, at its expense, perform, or cause to be performed, all measurement and testing of Gas under this Agreement, including measurement at each Receipt Point:
(p)	of volumes by continuous use of an orifice meter and computations made in accordance with the latest version accepted by Processor of the Gas Measurement Committee Report No. 3 of the AGA;

(q)	of Gas heating value by periodic testing of Gas samples by calorimeter, chromatography or other means commonly used in the gas industry;

(r)	of specific gravity to the nearest one thousandth (1/1000) by periodic testing of Gas;

(s)	of temperature by continuous use of a recording thermometer;

(t)	of deviations from Boyle’s Law;

(u)	of carbon dioxide, hydrogen sulfide and water content of the Gas by periodic tests using apparatus and methods approved by the AGA, the Gas Processing Association and the American Petroleum Institute or agreed upon by the Parties. Measuring and testing equipment of standard manufacture will be provided, maintained and periodically tested by reasonable means and methods at Processor’s expense; and

(v)	for the effect of supercompressibility.
15.4	For all measurement and tests, the average atmospheric (barometric) pressure will be assumed to be the Assumed Atmospheric Pressure for Measurement and Tests. All charts used, if any, will be integrated within the accuracy prescribed by the manufacturer of the equipment producing the chart.

15.5	Periodic Sampling and Analysis. Processor will obtain at least once every six (6) months a sample and analysis of the Gas at each Receipt Point on the Gathering System (“Periodic Test”). Processor will make available a copy of such analysis to Producer. The results of each Periodic Test will, subject to the provisions of Section 15.3, be effective and used for all purposes under this Agreement no later than the first day of the Month following the Month in which the Periodic Test is conducted until the next similar Periodic Test is conducted. Producer shall have the right to observe all Periodic Tests, and Processor will give Producer at least three (3) days advance notice of the time and nature of each Periodic Test. If, after such notice, Producer fails to have a representative present, the Periodic Test will proceed and its results are used until the next similar test. If Producer requests the sample and analysis to be taken more frequently than once every six (6) months, Processor will comply with Producer’s request, provided, however, that Producer will
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

reimburse Processor for all cost and expense of the more frequent sample and analysis at each Receipt Point.

15.6	EFM Installation. Processor may install and operate electronic flow measurement (“EFM”) rather than use a mechanical chart and integration. The EFM will be of standard manufacture and programmed with the applicable factors and will be used in determining the volume of Gas delivered through the orifice meter on a real time basis. Calibration equipment and procedures used will be in accordance with the then current API Chapter 21 “Measurement Standards for Electronic Metering.”

15.7	Check Measurement. Producer may install and operate check-measuring equipment that does not interfere with Processor’s measurement and testing. Processor and Producer shall each have the right to inspect the equipment of the other, and the charts and other measurement and testing data of the other, at all times during business hours; but the reading, calibration and adjustment of any equipment and changing of charts shall be done only by the Party owning the equipment. Each Party will preserve all original test data, charts, and other similar records for a period of at least two (2) years.

15.8	Correction of Inaccuracies. If at any time any measuring or testing equipment is found to be malfunctioning, it will be adjusted at once to read accurately, within the limits prescribed by the manufacturer. If such malfunction is reasonably estimated to have resulted in inaccuracy exceeding two percent (2%) in the measurement of Gas at a Receipt Point during the period since the last preceding test, the Parties will (i) estimate the quantity of Gas actually delivered at such Receipt Point during that period using the data recorded by check-measuring equipment, if installed and accurately registering during the period; or (ii) if such check-measurement data is not available, by correcting the original measurement error by the percentage error found in the measuring and testing equipment; or (iii) if such check-measuring data is unavailable and correction for percentage error is not feasible, by estimating deliveries based upon deliveries under similar conditions during a period when the measuring and testing equipment was functioning properly. If the period of actual equipment malfunction is not definitely known or agreed upon by the Parties, it will be deemed to be the lesser of (a) forty-five (45) days or (b) one half of the elapsed time since the last preceding test. Such estimate will then be deemed the quantity of Gas actually delivered for all purposes under this Agreement.

15.9	No corrections will be made for measurement or testing inaccuracies of two percent (2%) or less.
ARTICLE XVI
WARRANTY AND REPRESENTATIONS
16.1	Title. Producer hereby warrants title to or right to deliver and sell the Gas delivered hereunder, that Producer has good and lawful right to sell the same, and that Producer will transfer to Processor good title to all Gas sold and delivered by Producer to Processor hereunder free and clear of any and all liens, encumbrances, charges, and claims of every kind including without limitation claims by lessors for royalties or other monies owed under an oil and gas lease. Producer agrees to protect, indemnify, defend, and hold harmless Processor from any and all claims, losses, damages, suits, causes of action, and liabilities (including court costs and attorney’s fees) arising from or out of adverse claims of any and all Persons to said Gas or to payments therefore or to royalties, overriding royalties, taxes, license fees, or other charges applicable. If Processor has or receives notice that Producer’s title to the Gas hereunder is in dispute, then, upon notifying Producer of such, Processor reserves the right to suspend payment or acceptance of such Gas until such time that the Parties have resolved the dispute of title or until such time that Producer has provided Processor with a surety reasonably acceptable to Processor protecting Producer from such title dispute.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

16.2	Parties. Each Party represents and warrants to each other that on and as of the Effective Date:
(w)	It is duly formed and validly existing and in good standing under the laws of its state of formation, with power and authority to carry on the business in which it is engaged and to perform its respective obligations under this Agreement; and

(x)	This Agreement is valid, binding and enforceable against it in accordance with its terms, except as affected by bankruptcy, moratorium, insolvency and other laws generally affecting creditor’s rights and general principles of equity (whether applied in a proceeding in a court of law or equity).
ARTICLE XVII
NO INTERSTATE REGULATION
17.1	Producer represents that Processor’s receipt of Gas under this Agreement will not subject Processor, its facilities, or the Gas to regulation by the Federal Energy Regulatory Commission (or its successor) of Processor’s rates, charges, or terms of service under the Natural Gas Act, as amended, the Natural Gas Policy Act, as amended, or any other similar federal legislation.
ARTICLE XVIII
ACCURATE INFORMATION
18.1	To the best of either Party’s knowledge, none of the information provided to the other Party in connection with this Agreement contains any untrue statement of a material fact or omits any material fact necessary to make such information not misleading.
ARTICLE XIX
ASSIGNMENT
19.1	Assignment. This Agreement will be binding upon the permitted successors and assignors of the Parties hereto. Neither Party will assign this Agreement in whole or in part without the written consent of the other Party, which consent will not be unreasonably withheld; provided, however, that either Party may assign its interest hereunder to any affiliate without the prior written consent of the other Party, but no such assignment to any affiliate will relieve the assigning Party of any of its obligations or liabilities, whether accrued, or unaccred, hereunder. Any transfer or assignment in violation of this Article XIX will be void.
ARTICLE XX
UNECONOMIC
20.1	Processor may cease processing and terminate this Agreement and thereby be discharged of any and all liability hereunder, less and except the payment of monies theretofore accrued and not yet paid to Producer, upon sixty (60) days written notice to Producer after, in Processor’s sole reasonable opinion, processing of Producer’s Gas and other third party Gas at the Processor Plant becomes uneconomic, or if any other cause beyond Processor’s control will render the operation of the Processor Plant uneconomic, in Processor’s sole opinion, for a period of not less six (6) consecutive Months. As used herein, the term “uneconomic” shall mean that Processor Plant operating expenses exceed Processor Plant processing revenues and that projected expenses over the next ensuing six (6) Months are reasonably expected to exceed projected revenues. Processor shall provide written documentation of the respective six (6) Months’ actual and projected revenue shortfall at the time it provides the aforementioned sixty (60) day written notice to Producer.

20.2	In the event that Processor has shut down the Processor Plant and (i) the Processor Plant remains shut down for six (6) consecutive Months and (ii) the reserves are not depleted from the Dedicated Properties, at no cost, Processor shall, if requested by Producer, transfer its title to Producer for the four inch (4”) pipeline lateral shown on Exhibit E and all easements associated therewith in the North and South Winchester Field areas constructed pursuant to that certain Gas Processing
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Agreement by and between Enbridge Processing (Mississippi) L.L.C. and Petrohawk Energy Corp., as amended (“Winchester Gathering Line”); provided that, from the time that Processor shuts down the Processor Plant and the time when Processor transfers its title to the Winchester Gathering Line, Producer will have the right to utilize the Winchester Gathering Line; provided that Producer shall only be charged Processor’s actual expenses associated with the Winchester Gathering Line during this interim period. Producer may request and Processor agrees to use good faith efforts to provide gathering service on Processor’s other gathering lines provided that the Parties mutually agree upon gathering terms and fees for such service.
ARTICLE XXI
FORCE MAJEURE
21.1	Except for obligations to make payments hereunder, neither Party hereto will be liable, for any failure to perform its obligations under this Agreement when such failure results from any of the following (“Force Majeure”): acts of God; strikes, lockouts or industrial disputes or disturbances; civil disturbances; arrests and restraint from rulers of people; interruptions by government or court orders; present and future orders of any governmental authority having jurisdiction; acts of the public enemy; wars; riots; blockades; insurrection^; inability to secure labor or inability to secure materials, including inability to secure materials by reason of allocations promulgated by governmental authorities; epidemics; landslides; lightning; earthquakes; fire; storm; floods; washouts; explosions; actual or potential environmental hazards; breakage, accident, repairs or alterations to lines of pipe or other equipment; freezing of wells or pipelines; failure of electronic or telephonic equipment; failure of third party transportation; failure of third party transportation; inability to obtain easements or rights-of-way; or any other cause, whether of the kind herein enumerated or otherwise, not reasonably within the control of the Party claiming Force Majeure; provided, that any such cause will, so far as possible, be remedied with all reasonable dispatch. The failure of a well or wells will not be a cause of Force Majeure in this Agreement. The settlement of strikes, lockouts or industrial disputes or disturbances will be entirely within the discretion of the Party having the difficulty, and the requirement that any Force Majeure cause will be remedied with all reasonable dispatch will not require the settlement of strikes, lockouts or industrial disputes or disturbances by acceding to any demands when such course is inadvisable in the discretion of the Party having the difficulty.

21.2	Upon the occurrence of any of the Force Majeure events described in this Section 21.1 herein, the Party claiming Force Majeure will notify the other Party promptly in writing of such event and, to the extent possible, inform the other Party of the expected duration of the Force Majeure event.
ARTICLE XXII
DEFAULT AND REMEDIES
22.1	The occurrence of one or more of the following by a Party shall constitute an event of default as to the Party (an “Event of Default”):
(a) Make an assignment or any general arrangement for the benefit of creditors; file a petition or otherwise commence, authorize, or acquiesce in the commencement of a proceeding or case under any bankruptcy or similar law for the protection of creditors or have such petition filed or proceeding commenced against it; otherwise become bankrupt or insolvent (however evidenced); be unable to pay its debts as they fall due; have a receiver, provisional liquidator, conservator, custodian, trustee or other similar official appointed with respect to it or substantially all of its assets; or
(b) The failure to make any payment to any other Party as and when due hereunder where such failure continues for twenty (20) days after written notice by the other Party of failure to make such payment; or
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) The material breach of any other representation, warranty, covenant, agreement, obligation, duty or provision of this Agreement, where such breach continues for twenty (20) days after the breaching Party’s receipt of written notice thereof from any other Party; provided, however, that if the matter which is the subject of the breach cannot by its nature with due diligence be remedied by such Party within said twenty (20) day period, and such Party shall have prepared a plan for remedying such failure that is reasonably acceptable to the other Party and such Party is proceeding with diligence to implement such plan, such twenty (20) day period shall be extended by such additional time period as may be reasonably required to implement such plan, and, provided further, however, that the remedying of such potential default shall not affect any right provided hereunder of the other Party to terminate this Agreement if other Events of Default should occur before such potential default has been remedied.
22.2	Remedies upon an Event of Default. Upon the occurrence of an Event of Default and the expiration of any applicable cure or grace period provided herein, the non-defaulting party may exercise or seek any remedy it may have at law and/or in equity or as provided for in this Agreement, and/or the non-defaulting Party may terminate this Agreement,
ARTICLE XXIII
CONFIDENTIALITY
23.1	Each Party agrees that it will maintain in strict confidence the terms of this Agreement, and that it will not cause or permit the disclosure to any third party without the express written consent of the other Party. However, disclosure is permitted to the extent the information has already become public through no act or omission on the part of either Party, or a Party is required to disclose by an order or regulation of a court or agency having jurisdiction over the subject matter. If either Party becomes aware of a judicial or administrative proceeding that has resulted or may result in such an order requiring disclosure, it will notify the other Party immediately. These confidentiality obligations terminate one (1) year after termination of this Agreement. Each Party agrees that monetary damages would not adequately compensate the other party for a breach of this Article. Therefore, each Party agrees that the other Party shall be entitled, in addition to any other rights it may otherwise have at law or equity, to seek injunctive relief against any breach or threatened breach of this Article.
ARTICLE XXIV
MISCELLANEOUS
24.1	Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT, WHETHER IN WARRANTY, CONTRACT, OR TORT (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR PUNTTTVE DAMAGES WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING, WITHOUT LIMITATION THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE.

24.2	Governing Law. THIS AGREEMENT AND EACH TRANSACTION AND THE RIGHTS AND DUTIES OF THE PARTIES ARISING OUT OF THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED, IN ACCORDANCE WITH THE LAWS’ OF THE STATE OF TEXAS, INCLUDING, WITHOUT LIMITATION, THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN THE STATE OF TEXAS, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

24.3	Applicable Laws. This Agreement shall be subject to Applicable Laws and is subject to receipt of such authorizations from any governmental entity as may be required for the service contemplated herein.

24.4	Survival. The representations and warranties of the Parties herein, the indemnification provisions, the confidentiality provisions, and payment obligations set forth herein shall survive any termination of this Agreement.

24.5	There are no third party beneficiaries to this Agreement.

24.6	Any original executed Agreement or other related document may be digitally copied, photocopied, or stored on computer tapes and disks (the “Imaged Agreement”). The Imaged Agreement, if introduced as evidence-on paper, and all computer records of the foregoing, if introduced as evidence in printed format in any judicial, arbitration, mediation, or administrative proceedings will be admissible as between the Parties to the same extent and under the same conditions as other business records originated and maintained in documentary form. Neither Party shall object to the admissibility of the Imaged Agreement on the basis that such were not originated or maintained in documentary form. However, nothing herein shall be construed as a waiver of any other objection to the admissibility of such evidence.

24.7	This Agreement is a final, complete, and exclusive statement of the agreement between the Parties with respect to the subject matter of this Agreement, and it may be amended only in writing executed by both Parties.

24.8	Each Party to this Agreement represents and warrants that it has full and complete authority to enter into and perform this Agreement. Each person who executes this Agreement on behalf of either Party represents and warrants that it has full and complete authority to do so and that such Party will be bound thereby.

24.9	Waiver. No waiver of any default under this Agreement will constitute a waiver of any other default, whether of like or different character.

24.10	Construction and Interpretation. Each Party participated extensively in the drafting and review of this Agreement and any rule of construction to the effect that an ambiguity be construed against the drafting Party will not apply. The singular will include the plural, and the plural will include the singular.

24.11	Entire Agreement. This Agreement is a final, complete, and exclusive statement of the agreement between the Parties with respect to the subject matter of this Agreement, and it may be amended only in writing executed by all Parties.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE XXV
COUNTERPART EXECUTION
25.1	Execution. This Agreement may be executed in multiple counterparts, each of which will constitute an original and all of which will constitute the same Agreement.
IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the day and year first written above.

AMERICAN MIDSTREAM (MISSISSIPPI) LLC		VENTURE OIL & GAS, INC.

By:	/s/ Brian Bierbach	By	/s/ Jarvis Hensley

	Brian Bierbach	Printed

	President and CEO	Name:	Jarvis Hensley

		Title:	VP-Operations
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT E
This Exhibit E is for all purposes attached to and made a part of that certain Gas Processing Agreement (“Agreement”) dated July 14, 2010 by and between American Midstream (MISSISSIPPI), LLC (“Processor”) and Venture Oil and Gas, Inc. (“Producer”).
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

E-1

EXHIBIT A
This Exhibit A is for all purposes attached to and made a part of that certain Gas Processing Agreement (“Agreement”) dated July 14, 2010 by and between American Midstream (MISSISSIPPI), LLC (“Processor”) and Venture Oil & Gas, Inc. (“Producer”).
DEDICATED PROPERTIES
The following lands in Wayne County, Mississippi:
Section 33, Township 9 North, Range 6 West
Section 4, Township 8 North, Range 6 West
Section 9, Township 8 North, Range 6 West
Section 16, Township 8 North, Range 6 West
Section 21, Township 8 North, Range 6 West
Receipt Points are at each Well prior to entering the Winchester Gathering System.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

A-1

Exhibit A-1

9N 6W
8N 6W
N. Winchester
S. Winchester
34
5
3
8
10
17
15
20
22

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

A-2

EXHIBIT B
This Exhibit B is for all purposes attached to and made a part of that certain Gas Processing Agreement (“Agreement”) dated July 14, 2010 by and between American Midstream (MISSISSIPPI), LLC (“Processor”) and Venture Oil & Gas, Inc. (“Producer”).
ADDRESSES OF THE PARTIES

PROCESSOR:
Notices/Correspondence:
American Midstream (Mississippi), LLC
1614 15th St, Suite 300
Denver, CO 80202
Attention: Contract Administration
Phone:   720-457-6060
FAX:     720-457-6040
For Accounting & Statements:
American Midstream (Mississippi), LLC
8300 FM 1960, Suite 225
Houston, TX 77077
Attention: American Midstream
                 Gas Accounting
Phone:   281-955-4800
Fax:       281-955-4855
For Payments by Wire:
Bank:      Comerica Bank
Address:   910 Louisiana, Suite 410
Houston, TX 77210
ABA Number: 111000753
Account Number:    1881319493
Other: Beneficiary:
American Midstream, LLC

Federal Tax ID:      27-0855925
PRODUCER:
Notices/Correspondence:
Venture Oil & Gas, Inc.
207 South 13th Avenue
Laurel, MS 39440
Attention: Mr. Jay Fenton, President
Phone:   601-428-7725; ext. 105
Fax:       601-428-7738
For Accounting & Statements:
Venture Oil & Gas, Inc.
207 South 13th Avenue
Laurel, MS 39440
Attention: Ms. Marths Watts
Phone:   601-428-7725; ext. 109
Fax:       601-428-7738
For Payments by Wire:
Bank: MS. Natl. Bankers Bank
Address: Ridgeland, MS
C/O Bank of Jones County
ABA Number: 065306192 for credit to Bank of
Jones County
Routing Number: 0065306079 for further credit
to Venture’s Account Number 120012182

Federal Tax ID: 64-0770344

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

B-1

EXHIBIT C
This Exhibit C is is for all purposes attached to and made a part of that certain Gas Processing Agreement (“Agreement”) dated July 14, 2010 by and between American Midstream (MISSISSIPPI), LLC (“Processor”) and Venture Oil & Gas, Inc. (“Producer”).
PROJECT PAYOUT METHODOLOGY
After Processor has completed the Project and determined the total Project cost, Processor will advise Processor of the final Project cost together with an explanation of such costs and expenses.
The Project costs will include all costs of Processor to build the Project, including, but not limited to:
Material and Equipment
  Pipe 8" steel .219 X42 ERW
  Pipe 8" steel .432 X42 ERW
  Valves — 8" ANSI 600
  ESD Valves — 8" ANSI 600
  Fittings
  Miscellaneous
  Chemical Pump & Accessories
Construction Cost
  Base Laying -8"
  Wetlands Bore
  Road Bore
  River Bore
  Site Preparation
  Station Installation
  Hydrostatic Test
  Survey & Mapping
  Inspection & Supervision
  Welding Inspection (x-ray)
  Engineering
  Environmental Clearance
  Painting
  Reseed ROW
  Trucking
Land & Right-of-way
  Right-of-way Payments
  Damages
  Surface Sites — 50' x 50'
Taxes
Agents Fee and Expenses
Outside Legal
25.2	For a period of one (1) year after Processor advises Producer regarding the total Project cost, Producer, at its sole cost and expense, shall have the right to audit Processor’s books and accounts relative to all or any portion of the Project cost.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

C-1

The Facility Fee will remain in effect until the total of all Facility Fee payments made by Producer to Processor equals fifty percent (50%) of either the total Project cost provided to Producer by Processor or the total Project cost agreed to by Processor and Producer upon the conclusion of Producer’s audit of Processor’s books and accounts provided for in this Exhibit C.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

C-2

EXHIBIT D
This Exhibit D is for all purposes attached to and made a part of that certain Gas Processing Agreement (“Agreement”) dated July 14, 2010 by and between American Midstream (MISSISSIPPI), LLC (“Processor”) and Venture Oil & Gas, Inc. (“Producer”).
[*]
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

D-1